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                                                                 EXHIBIT 10.16.2

                                 FIRST AMENDMENT

                                     TO THE

                           RANGE RESOURCES CORPORATION
                             1999 STOCK OPTION PLAN

     THIS AMENDMENT (the "AMENDMENT") to the Amended and Restated 1999 Stock Option Plan, dated April 5, 2001 (the "PLAN"), was duly approved and adopted by the shareholders of Range Resources Corporation (the "CORPORATION") on May 24, 2001.

     1. Article V(a) of the Plan shall be amended and restated in its entirety as follows:

        (a) STOCK GRANT AND AWARD LIMITS. The Committee may from time to time grant Awards to one or more employees, Consultants or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 3,400,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to the Awards granted to any one individual during any calendar year may not exceed 250,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards that are canceled or repriced.